Exhibit 10.2

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (the “Amendment”), dated as of May 15, 2015 (the “Effective Date”), is entered into by and among:

(1) HIE RETAIL, LLC, a Hawaii limited liability company (the “Borrower”);

(2) HAWAII PACIFIC ENERGY, LLC, a Delaware limited liability company (“Holdings”);

(3) BANK OF HAWAII, AMERICAN SAVINGS BANK, F.S.B., and CENTRAL PACIFIC BANK, (collectively, the “Lenders”); and

(4) BANK OF HAWAII, as administrative agent and as collateral agent for the Lenders (“Agent”).

RECITALS

A. Borrower, Lenders and Agent entered into a Credit Agreement dated as of November 14, 2013, as amended by a letter agreement dated December 30, 2014, and a First Amendment to Credit Agreement dated as of March 30, 2015 (as amended, the “Credit Agreement”).

B. Pursuant to the Credit Agreement, the Lenders agreed to make the following credit facilities available to the Borrower:

1. Revolving Loans and Letters of Credit under a “Revolving Credit Facility” with a “Total Revolving Commitment” not to exceed $5,000,000.00.

2. Term Loans under a “Term Loan Facility” with a “Total Term Loan Commitment” of $30,000,000.00 comprised of: (a) an “Initial Term Loan Commitment” in the original principal amount aggregating $26,000,000.00; and (b) a hold-back aggregating $4,000,000.00 which is available for drawing pursuant to the terms of the Credit Agreement until and including June 30, 2015 (the “Holdback”).

C. As of the Effective Date: (1) the aggregate outstanding principal balance under the Revolving Credit Facility is $0.00 as to the Revolving Loans; and (2) there are no outstanding Letters of Credit issued under the Credit Agreement with expiry dates after the Effective Date.

D. On November 14, 2013, at Borrower’s request, the Lenders made Term Loans equal to the amount of the Initial Term Loan Commitment, and as of the Effective Date, the aggregate outstanding principal balance under the Term Loan Facility with respect to such Term Loans and the breakdown among the Lenders is shown in Table 1 below.

Table 1: Term Loan Facility

Lender	Outstanding Term Loan Principal Balance as of the Effective Date
Bank of Hawaii	$9,471,427.94
American Savings Bank, F.S.B.	$6,314,286.03
Central Pacific Bank	$6,314,286.03
Total:	$22,100,000.00

E. Borrower has requested certain amendments to the Credit Agreement to: (1) cancel and terminate the Revolving Credit Facility; (2) provide for the advance of new monies aggregating $3,900,000.00 in the form of term loans which, together with the Holdback, results in the aggregate amount available for borrowing by Borrower under the Credit Agreement, after giving effect to this Amendment, equal to $7,900,000.00; (3) permit Borrower to make a certain cash distribution, and (4) among other things, amend certain financial covenants, and the Lenders and the Agent agree to such changes pursuant to the terms and conditions in this Amendment.

F. The outstanding principal balance under the Term Loan Facility, after giving effect to the advance of new monies and the Holdback to Borrower by the Lenders and when taken together with the existing Term Loans, will equal $30,000,000.00 on the Effective Date.

G. Capitalized terms not specifically defined in this Amendment shall have the same meanings as set forth in the Credit Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including but not limited to the fees referenced below, the parties hereto agree as of the Effective Date as follows:

1. Cancellation and Termination of Revolving Credit Facility and Letter of Credit Facility. The parties confirm that all of the outstanding balances of the Revolving Loans and accrued interest and all fees and costs relating to the Revolving Loans due for periods up to and including the Effective Date, have been paid in full by the Borrower. The parties further confirm that there are no outstanding Letters of Credit with expiry dates beyond the Effective Date and all fees and costs (if any) relating to any Letters of Credit issued pursuant to the terms of the Credit Agreement have been paid in full as of the Effective Date. Accordingly, the Revolving Credit Facility and the Total Revolving Commitment, as well as the Letter of Credit facility as provided in Paragraph 2.02, are cancelled and terminated as of the Effective Date, all of the text in Paragraph 2.02 is deleted and such Paragraph is marked as “Reserved”. The parties also agree as follows:

a. The Credit Agreement is amended by deleting all of the text in Paragraph 2.01 (which Paragraph 2.01 is entitled “Revolving Credit Facility”) and marking such Paragraph 2.01 as “Reserved”. Likewise, all of the text in Paragraph 2.04, Paragraph 2.05(c), Paragraph 2.05(e), Paragraph 2.06(d)(i), Paragraph 2.08(a), Paragraph 2.10(a)(iv), (vi) and (vii) is deleted and each of the Paragraphs and subparagraphs are marked “Reserved”. All definitions relating to the Revolving Credit Facility in Paragraph 1 of the Credit Agreement (including but not limited to the defined terms “Commitment Fee Percentage”, “Notice of Revolving Loan Borrowing”, “Notice of Revolving Loan Conversion”, “Notice of Revolving Loan Interest Period Selection”, “Revolving Credit Facility”, “Revolving Loan”, “Revolving Loan Borrowing”, “Revolving Loan Commitment”, “Revolving Loan Maturity Date”, “Revolving Loan Note”, “Revolving Loan Proportionate Share”, “Total Revolving Commitment”, “Unused Commitment Fee”, and “Unused Commitment”) are deleted and accordingly, all references to such defined terms throughout the Credit Agreement (including but not limited to all Exhibits and Schedules attached to the Credit Agreement) are also deleted. All text in each of the following exhibits attached to the Credit Agreement: Exhibit “A” – Notice of Revolving Loan Borrowing; Exhibit “B” – Notice of Revolving Loan Conversion; Exhibit “C” – Notice of Revolving Loan Interest Period Selection; and Exhibit “G” – Revolving Loan Note is deleted and such Exhibits are marked “Reserved”.

b. Promptly following the Effective Date, each Lender will submit its original Revolving Loan Note (marked “Paid in Full”) to the Agent for distribution to the Borrower.

c. The Credit Agreement is amended by deleting all of the text in Paragraph 2.02 (which Paragraph 2.02 is entitled “Letter of Credit Facility”) and marking such Paragraph 2.02 as “Reserved”. All definitions relating to a Letter of Credit in Paragraph 1 of the Credit Agreement (including but not limited to the defined terms “Drawing Payment”, “Issuing Bank”, “LC Application”, “LC Issuance Fees”, “Letter of Credit”, “Reimbursement Obligation”, “Reimbursement Payment”, “Standby LC Fee Rate”, “Standby LC Usage Fee”, “Standby Letter of Credit”, “Trade LC Fee Rate”, “Trade LC Usage Fees”, and “Trade Letter of Credit”) are deleted and accordingly, all references to such defined terms throughout the Credit Agreement (including but not limited to all Exhibits and Schedules attached to the Credit Agreement) are also deleted.

d. The Credit Agreement is amended to incorporate by reference the terms “Holdback,” “New Term Loan,” “New Term Loan Note,” and “Original Term Loan Note,” each as defined in this Amendment.

2. Term Loan Facility and New Monies.

a. Each of the amounts set forth opposite each applicable Lender’s name in Table 1 above represents the current outstanding principal amount of the existing Term Loan Borrowing made by such Lender to Borrower under the Term Loan Facility. The obligation to repay such amounts together with the Holdback are evidenced by the applicable Term Loan Note in favor of each Lender and each dated November 14, 2013 (each, an “Original Term Loan Note”).

b. Borrower has requested and the Lenders have agreed to loan additional monies to Borrower in the form of a new Term Loan (each, a “New Term Loan” and collectively, the “New Term Loans”) as set forth in Table 2 below. The aggregate amount of the New Term Loans constitutes new monies.

Table 2: New Term Loans

Lender	Principal Balance of New Term Loans
Bank of Hawaii	$1,671,428.46
American Savings Bank, F.S.B.	$1,114,285.77
Central Pacific Bank	$1,114,285.77
Total:	$3,900,000.00

c. Borrower has requested and the Lenders have agreed to advance the Holdback on the Effective Date. The breakdown of each Lender’s Term Loan Proportionate Share of the Holdback is as set forth in Table 3 below.

Table 3: Holdback

Lender	Principal Balance of the Holdback
Bank of Hawaii	$1,714,285.60
American Savings Bank, F.S.B.	$1,142,857.20
Central Pacific Bank	$1,142,857.20
Total:	$4,000,000.00

d. The parties agree that Borrower shall execute and deliver to each Lender a Term Loan Note dated as of the Effective Date (each a “New Term Loan Note”) which shall evidence the obligation to repay to each Lender its Term Loan Proportionate Share of $30,000,000 which is the total of the existing Term Loans plus the New Term Loans, plus the Holdback. Each New Term Loan Note shall be substantially in the form of the Original Term Loan Note. Upon receipt of its New Term Loan Note, each Lender will submit its Original Term Loan Note (marked “Exchanged for Term Loan Note dated as of May 15, 2015”) to the Agent for distribution to the Borrower. From and after the Effective Date, all references in the Credit Agreement to “Term Loan Notes” shall mean the New Term Loan Notes.

e. The New Term Loans shall be considered a “Term Loan” and the borrowing of such amounts shall be considered a “Term Loan Borrowing” under the Credit Agreement and governed by all of the terms of the Credit Agreement applicable to the “Term Loan Facility”, “Term Loans” and “Loans”. The making of the New Term Loans is a “Credit Event” and therefore subject to all of the terms and conditions with respect to a Credit Event under the Credit Agreement, including but not limited to the submission of a Notice of Term Loan Borrowing pursuant to Paragraph 2.03(c) and compliance with Paragraph 3.02. Subject to the terms and conditions set forth in this Amendment and all conditions to funding under Paragraph 3.02 of the Credit Agreement, each Lender agrees to fund its applicable New Term Loan on the Effective Date in accordance with the disbursement procedures set forth in the Credit Agreement. The parties acknowledge and agree that each Lender has made more than one (1) disbursement under the Term Loan Facility and for purposes of clarification, the defined terms “Term Loan” or “Term Loans” shall mean, as the context requires, any one disbursement or all disbursements made by a Lender under the Term Loan Facility.

f. The parties agree that the following provisions in the Credit Agreement which are applicable to all Term Loans (including but not limited to the New Term Loans) are amended as follows:

(i) The definition of “Term Loan Maturity Date” in the Credit Agreement is amended and restated in its entirety as follows:

“Term Loan Maturity Date” shall mean March 31, 2022, on which date all amounts owing under the Term Loan Facility are due and owing.”

(ii) The text of Paragraph 2.03(b) of the Credit Agreement (such subparagraph (b) entitled “Initial Term Loan Availability”) is deleted and such subparagraph (b) is marked “Reserved.”

(iii) Paragraph 2.03(g) is amended and restated in its entirety as follows:

“(g) Scheduled Term Loan Payments. Borrower shall repay the principal amount of the Term Loans in quarterly installments payable on the last day in each March, June, September and December (commencing on June 30, 2015) and on the Term Loan Maturity Date (each such date to be referred to herein as a “Term Loan Installment Date”). The quarterly installments of principal shall be in the amount of ONE MILLION SEVENTY-ONE THOUSAND FOUR HUNDRED TWENTY-NINE AND NO/100 DOLLARS ($1,071,429.00);

Provided, however, that the principal payment due on the Term Loan Maturity Date shall be in the amount necessary to pay all remaining unpaid principal, interest and all other charges owing on all Term Loans. Borrower shall pay accrued interest on the unpaid principal amount of the Term Loans in arrears: (A) in the case of Base Rate Portions, on the last Business Day in each calendar month; (B) in the case of LIBOR Portions: (1) on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, every three (3) months after the first day of such Interest Period) and (2) upon prepayment (to the extent thereof); and (C) in the case of all Term Loans, on the Term Loan Maturity Date.”

(iv) The text “dated the Closing Date” in Paragraph 2.08(b)(iii) is amended to read “dated May 15, 2015”.

3. Prepayment Charge for Refinancing. Paragraph 2.06(a) in the Credit Agreement is amended by adding the following subparagraph (iii) at the end of such subparagraph:

“and (iii) if such prepayment occurs as a result of Borrower obtaining refinancing for all or any portion of the Term Loan Facility from any financial institution(s) (including new financing from less than all of the Lenders), then Borrower shall pay a fee equal to one percent (1%) of the principal amount prepaid.”

4. Excess Cash Flow Recapture. Paragraph 2.06(c)(iii) of the Credit Agreement is amended and restated in its entirety as follows:

“(iii) If, for Borrower’s fiscal year ending December 31, 2015, or any fiscal year thereafter, Borrower has Excess Cash Flow based on the annual fiscal year end audited financial statements for such fiscal year, within one hundred and eighty (180) days after such fiscal year end Borrower shall prepay the Term Loan Facility in an aggregate principal amount equal to: (1) fifty percent (50%) of such Excess Cash Flow if the Leverage Ratio is equal to or greater than 4.00 to 1.00; or (2) zero percent (0%) of such Excess Cash Flow if the Leverage Ratio is less than 4.00 to 1.00 (“Excess Cash Flow Recapture”), with all mandatory prepayments made by Borrower pursuant to this clause (iii) applied to the outstanding principal balance of the Term Loans payable by Borrower on the then remaining Term Loan Installment Dates in inverse order of maturity. For avoidance of doubt, the Excess Cash Flow and Leverage Ratio for purposes of determining the Excess Cash Flow Recapture shall be based on the full 2015 calendar year.”

5. Dividends, Redemption etc.

(a) The reference in Paragraph 5.02(g)(ii) to Paragraph 5.02 is hereby corrected to Paragraph 5.03.

(b) A new provision is added to the end of Paragraph 5.02(g) to read as follows:

“Notwithstanding the foregoing, from May 15, 2015 (the “Second Amendment Effective Date”) through and including May 31, 2015, Borrower may at any time make a single cash distribution (the “Special Distribution”) to its member of up to $19,000,000.00 from cash on hand and $7,900,000.00 from Term Loan proceeds (comprised of the Holdback and the $3,900,000.00 in New Term Loans), for a total Special Distribution of up to $26,900,000.00 in the aggregate; provided that (i) Borrower shall provide the Agent with prompt notice of the date and proposed amount of such Special Distribution, and (ii) the balance of cash held by Borrower in accounts maintained with Agent, unencumbered except with respect to Liens in favor of the Agent, as of three (3) days prior to such Special Distribution shall be in an amount that is at least $3,000,000.00 in excess of the intended Special Distribution.” Borrower has provided to Agent Borrower’s March 31, 2015 balance sheet (“Balance Sheet”) which reflects a tax liability of approximately $9,000,000.00 due to Borrower’s ultimate parent entity, Par Petroleum Corporation (the “Tax Liability”). Borrower agrees that, concurrently with the Special Distribution, the Tax Liability will be satisfied. Borrower represents to Lenders that, as of the Second Amendment Effective Date, and prior to giving effect to the transactions contemplated to occur on the Second Amendment Effective Date (i.e., the advance of Term Loans, the Special Distribution and the satisfaction of the Tax Liability), there has been no material, adverse change to the financial condition of the Borrower as reflected on the Balance Sheet.”

6. Financial Covenants. Paragraph 5.03 of the Credit Agreement is amended and restated in its entirety as follows:

“5.03 Financial Covenants. Borrower shall maintain Borrower’s financial status in accordance with the following:

(a) A maximum Leverage Ratio measured commencing with the fiscal quarter ending June 30, 2015 and building up to a rolling four-quarter basis, as follows, and for each fiscal year, the calculations are measured during and as of the last day of such fiscal year:

Period (during and as of the last day of):	Maximum Leverage Ratio:
2015 Fiscal Year	5.00 to 1.00
2016 Fiscal Year	4.75 to 1.00
2017 Fiscal Year	4.50 to 1.00
2018 Fiscal Year	4.25 to 1.00
2019 Fiscal Year, and at all times thereafter	4.00 to 1.00

(b) A minimum Fixed Charge Coverage Ratio of not less than 1.15 to 1.00, to be measured commencing with the fiscal quarter ending June 30, 2015 and building up to a rolling four-quarter basis.

(c) At all times commencing on the Effective Date, cash of not less than $3,000,000.00 held in accounts maintained by Borrower with Agent, unencumbered except with respect to Liens in favor of the Agent.

(d) The financial covenants in the foregoing subparagraphs (a) and (b) shall be tested on a quarterly basis commencing with the fiscal quarter ending June 30, 2015 and calculated on a trailing four-quarter basis. For the fiscal quarter ending June 30, 2015, such financial covenants shall be calculated using such quarter times 4 to annualize. For the fiscal quarter ending September 30, 2015, all financial covenants shall be calculated using the preceding two quarters (including the quarter ending September 30, 2015) times 2 to annualize. For the fiscal quarter ending December 31, 2015, all financial covenants shall be calculated using the preceding three quarters (including the quarter ending December 31, 2015) times 1.33 to annualize.

(e) The amount of the Special Distribution made by Borrower shall not be included in Fixed Charges for purposes of determining compliance with the financial covenants contained in Paragraph 5.03.”

7. Definitions. For clarity, the following definitions of “Majority Lenders”, “Super-Majority Lenders” and “Total Credit” in the Credit Agreement are respectively amended and restated in their entirety as follows:

a. The term “Majority Lenders” shall mean the Lenders holding more than fifty percent (50%) of the aggregate principal amount of all Term Loans outstanding at such time.

b. The term “Super-Majority Lenders” shall mean the Lenders holding in excess of sixty-six and two-thirds percent (66 2/3%) of the aggregate principal amount of all Term Loans outstanding at such time.

c. The term “Total Credit” shall mean, at any time, the aggregate principal amount of all Term Loans outstanding at such time.

8. Fees. In connection with this Amendment, Borrower agrees to pay to the Agent (for distribution to the Lenders on a pro-rata basis) fees in the aggregate amount of $110,850.00, which aggregate amount is determined as follows: (a) $19,500.00 (being 0.5% of $3,900,000.00, the aggregate amount of the New Term Loans); and (b) $91,350.00 (being 0.35% of the aggregate amounts shown in Table 1 above plus the Holdback).

9. Amendments to Credit Documents. All references to the “Credit Agreement” or “Bank Credit Agreement” in the Credit Documents shall mean and include the Credit Agreement as amended by this Amendment. All references to “Term Loan Notes” (if any) in the Credit Documents shall mean the New Term Loan Notes. All references to “Secured Obligations” in the Credit Documents shall mean the Obligations including the New Term Loans.

10. Compliance Certificate. The Compliance Certificate attached to the Credit Agreement as Exhibit “I” is hereby deleted and the Compliance Certificate attached to this Amendment is substituted in lieu thereof.

11. Conditions Precedent. The effectiveness of this Amendment is subject to the conditions precedent that, on or prior to the Effective Date: (a) the Agent shall have received each of the documents (duly executed and completed by all of the parties thereto and acknowledged where applicable) referred to below in this Paragraph 11; and (b) each of the other conditions listed below in this Paragraph 11 is satisfied, the satisfaction of each of such conditions to be satisfactory to the Agent (and to the extent specified below, to each Lender) in form and substance (or any such condition shall have been waived in accordance with Paragraph 8.04 of the Credit Agreement):

a. Agreements. From each applicable party: (i) a counterpart of this Amendment signed on behalf of such party; (ii) from the Borrower, a signed copy of each New Term Loan Note; and (iii) all other loan documents in connection with this Amendment, each satisfactory to the Agent.

b. Opinion of Counsel. A favorable written opinion, dated the Effective Date, from counsel to the Borrower and covering the non-contravention with organizational documents and the due authorization, execution and delivery by Borrower and Holdings, as applicable, of this Agreement and the New Term Notes. The Borrower hereby requests such counsel to deliver such opinion to the Lenders and the Agent.

c. Fees and Expenses. Borrower shall have paid: (i) any fees then due to the Agent and (ii) any fees and expenses due to the Agent pursuant to Paragraph 8.02, including the fees and expenses of legal counsel to the Agent.

d. Other Documents. Such other documents as the Agent may reasonably request.

12. Consent and Agreement by Holdings. By its execution below, Holdings: (a) consents to the terms and conditions of this Amendment, (b) agrees that the Membership Interests Pledge Agreement remains in full force and effect and secures the Obligations including the New Term Loans, and (c) that all references in the Membership Interests Pledge Agreement (i) to the “Bank Credit Agreement” shall mean and include the Credit Agreement as amended by this Amendment, and (ii) to the “Obligations” or “Secured Obligations” shall mean the Obligations including the New Term Loans.

13. The parties hereto further agree as follows:

a. Nothing in this Amendment shall be construed or deemed to affect or jeopardize the enforceability of the Credit Documents, nor to affect or jeopardize the liens or obligations created thereunder.

b. Except as specifically amended hereby, all other terms, conditions, and provisions contained in the Credit Agreement shall remain in full force and effect and unchanged.

c. Borrower represents to each Lender and the Agent that it has full power to undertake the modification of the Credit Agreement as provided in this Amendment and the person executing and delivering this Amendment on its behalf has full power to execute and deliver this Amendment on behalf of Borrower

d. This Amendment is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

e. The parties hereto agree that this Amendment may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or same counterparts. For all purposes, including, without limitation, delivery of this Amendment, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

[Signature page follows]

IN WITNESS WHEREOF, Borrower, the Lenders, Agent and Holdings have caused this Second Amendment to Credit Agreement to be executed as of the Effective Date.

BANK OF HAWAII, as Agent

By		/s/ Rod Peroff
Name: Rod Peroff
Title: Vice President

BANK OF HAWAII, as Lender

By		/s/ Rod Peroff
Name: Rod Peroff
Title: Vice President

AMERICAN SAVINGS BANK, F.S.B., as Lender

By		/s/ Edward Chin
Name: Edward Chin
Title: First Vice President

CENTRAL PACIFIC BANK, as Lender

By		/s/Michael Militar
Name: Michael Militar
Title: Vice President

HIE RETAIL, LLC, as Borrower

By		/s/ Geoffrey Beal
Name: Geoffrey Beal
Title: Vice President and Treasurer

HAWAII PACIFIC ENERGY, LLC (“Holdings”)

By: Par Petroleum Corporation, its sole member

	By	/s/ Geoffrey Beal
Name: Geoffrey Beal
Title: Vice President, Finance and Treasury